UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)

December 5, 2012

FIREMANS CONTRACTORS, INC.

(Exact Name of Registrant as Specified in Its Charter)

NEVADA

(State or Other Jurisdiction of Incorporation)

000-54802	27-0811315
(Commission File Number)	(IRS Employer Identification No.)

2406 Gravel Drive Fort Worth, TX	76118
(Address of Principal Executive Offices)	(Zip Code)

(800) 475-1479

(Registrant's Telephone Number, Including Area Code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 5.02    DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENT OF CERTAIN OFFICERS.

On December 4, 2012, Board of Directors (the “Board”) of Firemans Contactors, Inc. (the “Company”), accepted resignation of Ms. Kristy D. O’Neal from the Board and her position of the Secretary of the Company.  There are no disagreements or disputes between the Company and Ms. O’Neal, who cited the inability to continue spending the necessary time on the responsibilities of an officer and director of the Company, due to her family and business needs. The Board thanks Ms. O’Neal for her time and contribution over the three years of service.

As of the date of resignation, balance of the shareholder note owed to Ms. O’Neal was $105,897, consisting primarily of accrued compensation. She will retain the note, which will continue accruing interest at annual rate of 5%.

On December 4, 2012, the Board accepted resignation of Mr. Scott O’Neal, who served as a director of the Company since August 2009.  There are no disagreements or disputes between the Company and Mr. O’Neal, who left for personal reasons. The Board thanks Mr. O’Neal for his time and contribution over the three years of service.

As of the date of resignation, balance of the shareholder note owed to Mr. O’Neal was $210,200, consisting primarily of accrued compensation. He will retain the note, which will continue accruing interest at annual rate of 5%.

ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS

a) Financials

None

b) Exhibits

Exhibit #	Description
17.1	Letter of Resignation from Ms. Kristy D. O’Neal
17.2	Consent of Ms. Kristy D. O’Neal
17.3	Letter of Resignation from Mr. Scott O’Neal
17.4	Consent of Mr. Scott O’Neal

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVCARCO, INC.

Date: December 5, 2012	By:	/s/ Nikolay Frolov
Name: Nikolay Frolov
Title: CFO

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